EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Offering Circular on Form 1-A of our Report of Independent Registered Public Accounting Firm dated November 16, 2022 relating to the financial statements of Discount Print USA, Inc. as of, and for the years ended June 30, 2022 and 2021.  Our report included an explanatory paragraph and critical audit matter regarding the Company’s ability to continue as a going concern.

Very truly yours,

Pinnacle Accountancy Group of Utah

a dba of Heaton & Company, PLLC

Farmington, Utah

Dated: December 22, 2022